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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

1. Thomas Edison Inn, Incorporated, a Michigan corporation, d/b/a the Thomas Edison Inn.

2. SC Inn Inc., a Michigan corporation

3. Grand Harbor Resort Inc., a Michigan corporation, d/b/a/ the Grand Harbor Resort.

4. Grand Harbor Yacht Club Inc., a Michigan corporation, d/b/a/ the Grand Harbor Yacht Club.

5. MHG Food Service Inc., a Michigan corporation.

6. WM Limited Partnership - 1998, a Michigan limited partnership d/b/a Wendy's of Michigan, and d/b/a Wendy's Food Service

    (WM Limited Partnership - 1998 is owned 99.9% by MHG Food Service Inc.)